Exhibit 10.4

Description of the $180,000,000 Term Loan Credit Agreement Extension

April 25, 2017

Pursuant to the terms of the $180,000,000 Term Loan Credit Agreement, dated as of June 11, 2015, among CMS Energy Corporation, the financial institutions named therein and JPMorgan Chase Bank, N.A., as Agent, the parties have all agreed, effective April 25, 2017,  to extend the Maturity Date for a period of one year to April 25, 2019.